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EXHIBIT 21.1

SUBSIDIARIES OF LIBERATE

1.
Liberate Technologies B.V., incorporated in the Netherlands.

2.
Liberate Technologies LLC, organized in the State of Delaware.

2.a.
Liberate Technologies Canada Ltd. (a subsidiary of Liberate Technologies LLC), incorporated in Canada.

3.
2014120 Ontario Inc., incorporated in the Province of Ontario, Canada.

3.a.
Liberate Technologies (Toronto) Ltd. (a subsidiary of 2014120 Ontario Inc.) incorporated in the Province of Ontario, Canada.

3.a.1.
Sigma Systems International Ltd. incorporated in the United Kingdom.

3.a.2.
Sigma Systems Group (USA) Inc. incorporated in the State of Delaware.

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  EXHIBIT 21.1
SUBSIDIARIES OF LIBERATE